Exhibit (a)(1)(L)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of
AMERICAN MANAGEMENT SYSTEMS, INCORPORATED
at
$19.40 Net Per Share
by
CGI VIRGINIA CORPORATION
a
Wholly-Owned Subsidiary of
CGI GROUP INC.

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, APRIL 15, 2004 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS OTHERWISE EXTENDED

April 7, 2004

To Canadian Participants in the American Management Systems, Incorporated Stockbuilder Plan:

      Enclosed for your consideration are an Offer to Purchase, dated March 18, 2004 (the “Offer to Purchase”), and a related Letter of Transmittal (the “Letter of Transmittal”) which, as amended or supplemented from time to time, together constitute the “Offer” relating to the offer by CGI Virginia Corporation, a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of CGI Group Inc., a corporation organized under the laws of the Province of Québec (“CGI Group”), to purchase all outstanding shares of common stock (the “Shares”), par value $0.01 per Share, of American Management Systems, Incorporated, a Delaware corporation (“AMS”), at a price of $19.40 per Share (the “Offer Price”), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. The Offer is being made in connection with the Agreement and Plan of Merger, dated March 10, 2004, by and among CGI Group, the Purchaser and AMS (the “Merger Agreement”). Any holders of the Shares who desire to tender the Shares and whose certificate(s) evidencing the Shares (the “Certificates”) are not immediately available, or who cannot comply with the procedures for book-entry transfer described in the Offer to Purchase prior to the expiration of the Offer, may tender the Shares by following the procedures for guaranteed delivery set forth in Section 3 (Procedure for Tendering Shares) of the Offer to Purchase. Also enclosed is the Letter to Stockholders of AMS from Alfred T. Mockett, Chairman of the Board and Chief Executive Officer of AMS, together with a Solicitation/ Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by AMS on March 18, 2004 (the “Solicitation/ Recommendation Statement”).

      Please note that the Offer to Purchase, Letter of Transmittal, Solicitation/Recommendation Statement and the other tender offer documents, that were previously delivered to you upon the commencement of the Tender Offer, are identical to the documents enclosed with this letter. This letter is being delivered to you to provide updated instructions on how Canadian participants in the American Management Systems, Incorporated Stockbuilder Plan can tender their Shares.

      As a participant in the American Management Systems, Incorporated Stockbuilder Plan (the “AMS Stockbuilder Plan”), you may tender your shares that are held in your AMS Stockbuilder Plan account. Because the terms and conditions of the Letter of Transmittal will govern the tender of the Shares held in accounts under the AMS Stockbuilder Plan, you should read the Letter of Transmittal carefully. HOWEVER, WE ARE SENDING YOU THE LETTER OF TRANSMITTAL FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT TO TENDER SHARES THAT ARE HELD IN YOUR AMS STOCKBUILDER PLAN ACCOUNT.

      Accordingly, we request instructions as to whether you wish to tender any or all of the Shares held in your AMS Stockbuilder Plan account, upon the terms and subject to the conditions set forth in the Offer.

      Your attention is invited to the following:

      1. The Offer price is $19.40 per Share, net to the seller in cash, without interest.

      2. The Offer is conditioned upon, among other things: (i) there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares which represents at least a majority of the Shares issued and outstanding on a fully-diluted basis as of the expiration of the Offer; (ii) the consummation of the sale of certain assets of AMS constituting its U.S. Defense and Intelligence Group to an affiliate of CACI International Inc (“CACI”) pursuant to the Asset Purchase Agreement among AMS, CACI, CGI Group, the Purchaser and certain affiliates of CACI dated March 10, 2004 and the loan of the proceeds of such sale to CGI Group as contemplated by the Merger Agreement; (iii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the competition laws of Germany; (iv) the period of time for any applicable review process by the Committee on Foreign Investment in the United States (“CFIUS”) under the Exon-Florio Amendment to Section 721 of the Defense Production Act of 1950 having expired and CFIUS not having taken any action or made any recommendation to the President of the United States to block or prevent the consummation of the Offer or the Merger unless such action is recommended or withdrawn; and (v) the other conditions set forth in the Offer to Purchase (the “Offer to Purchase”). See Section 13 (Certain Conditions to the Offer) of the Offer to Purchase for a complete description of the conditions to the Offer.

      3. The Offer is being made for all of the issued and outstanding Shares.

      4. The Offer is being made pursuant to the Merger Agreement. The Merger Agreement provides, among other things, that Purchaser will be merged with and into AMS (the “Merger”) following the satisfaction or waiver of each of the conditions to the Merger set forth in the Merger Agreement.

      5. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, April 15, 2004, unless the Offer is extended.

      6. Tendering stockholders will not be obligated to pay brokerage fees or commissions to the dealer manager, the depositary or the information agent or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. However, United States federal income tax backup withholding at a rate of 28% (or other applicable percentage) may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Section 5 (Material United States Federal Income Tax Consequences) of the Offer to Purchase.

      7. The board of directors of AMS has unanimously (a) determined that the terms of the Merger Agreement, the Offer and the Merger are procedurally and substantively fair to and in the best interests of the stockholders of AMS, (b) approved and adopted the Merger Agreement and approved and adopted the transactions contemplated thereby, including the Offer and the Merger, (c) approved the Stockholder Tender and Voting Agreements, (d) recommended that the stockholders of AMS accept the Offer, tender their shares of AMS common stock to the Purchaser and, if required by law, approve and adopt the Merger Agreement and the Merger and (e) approved and adopted the Asset Purchase Agreement and approved and adopted the transactions contemplated thereby.

      Notwithstanding any other provision of the Offer, payment for the Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of: (a) certificates or, if such Shares are held in book-entry form, timely confirmation of a book-entry transfer (a “Book-Entry Confirmation”) of such Shares into the Depositary’s account at The Depository Trust Company, (b) a properly completed and duly executed Letter of Transmittal or a copy thereof with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase)) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates or Book-Entry Confirmations with respect to when the Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

      If you wish to have us tender any or all of your Shares held in your AMS Stockbuilder Plan account, please so instruct us by completing, executing, detaching and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

2

      The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and any supplements or amendments thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser one or more registered brokers or dealers licensed under the laws of such jurisdiction.

3

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of
AMERICAN MANAGEMENT SYSTEMS, INCORPORATED
at
$19.40 Net Per Share
by
CGI VIRGINIA CORPORATION
a
Wholly-Owned Subsidiary of
CGI GROUP INC.

      The undersigned acknowledge(s) receipt of your letter to participants in the American Management Systems, Incorporated Stockbuilder Plan and the enclosed Offer to Purchase, dated March 18, 2004, and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the “Offer”) in connection with the offer by CGI Virginia Corporation, a Delaware corporation and a wholly-owned subsidiary of CGI Group Inc., a corporation organized under the laws of the Province of Québec, to purchase all of the issued and outstanding shares of common stock (the “Shares”), par value $0.01 per share, of American Management Systems, Incorporated, a Delaware corporation (“AMS”), at the purchase price of $19.40 per Share, net to the seller in cash, without interest, on the terms and subject to the conditions set forth in the Offer.

      This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held in the AMS Stockbuilder Plan account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Date:	, 2004

Number of Shares to be Tendered:

Common Stock*

*	Unless otherwise indicated, it will be assumed that all Shares held by me in my AMS Stockbuilder Account will be tendered.

SIGN HERE

Signature(s) of Holder(s)

Name(s) of Holder(s) Shares of

Please Type or Print

Address:

Zip Code:

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

Dated:	, 2004

THIS FORM MUST BE RETURNED TO FASTRAK SYSTEMS INC. (“FASTRAK”).

THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE ELECTION AND RISK OF THE TENDERING PLAN PARTICIPANT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, IS RECOMMENDED. ALTERNATIVELY A TENDERING PLAN PARTICIPANT CAN DELIVER THIS DOCUMENT BY FACSIMILE TO FASTRAK AT (416) 860-0946. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.